1-866-450-8475

Please vote now to be sure your vote is received in time for the March 31, 2010 Special Meeting of Shareholders.

The Metropolitan West Funds have made it very easy for you to vote. Choose one of the following methods:

•

Speak to a live Proxy Specialist by calling the number above. We can answer any of your questions and record your vote. (Monday – Friday 9:30 a.m. to 9:00 p.m. Eastern time and Saturday, 10:00a.m. to 6:00 p.m. Eastern time).

•	Log on to the website noted on your proxy card and enter your control number printed on the card, and vote by following the on-screen prompts.

•	Call Toll Free the phone number on the proxy card and enter the control number printed on the card and follow the touchtone prompts.

•	Mail in your signed proxy card in the postage paid envelope provided.

Voting is very important for your investment and the continued success of the Funds.

Met West 3/10

Dear Shareholder:

A few weeks ago, you should have received proxy material relating to an important Special Meeting of Shareholders of Metropolitan West Funds to be held on March 31, 2010.

Our records indicate we still have not received your vote on the proposal presented for shareholder approval.

The Board of Trustees of Metropolitan West Funds has unanimously approved the proposal and recommended that shareholders vote in favor of the proposal. Participation in the voting process by all shareholders, large and small, is critical to allow each Metropolitan West Fund to act on the proposal and to avoid the possibility of an adjournment of the meeting. We encourage all shareholders to participate in the governance of their Metropolitan West Fund and to avoid unnecessary communications with you as a shareholder.

PLEASE VOTE IMMEDIATELY.

We’ve provided three quick, easy ways to cast your vote:

Talk to a Live Proxy Voting Specialist

Call 1-866-450-8475 Monday through Friday 9:30 AM to 9:00 PM (ET), Saturday 10:00 AM to 6:00 PM (ET).

Vote Online

Go to www.proxyvote.com and enter the control number that appears in the proxy material you received. The website will give you further instructions on how to vote your shares.

Mail

Mail your completed voting instruction form in the postage paid envelope provided.

Thank you for your participation.

Met West2 3/10